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On December 2, 2020, Richard Schwartz, President of Rush Street Interactive, LP (“RSI”), and Kyle Sauers, Chief Financial Officer of RSI, participated in an interview with Jefferies LLC analyst David Katz, during which they discussed the proposed business combination (the “Business Combination”) of RSI and dMY Technology Group, Inc. (the “Company”). Below is a transcript of the interview.

JEFFERIES LLC INTERVIEW TRANSCRIPT

<<David Katz, Analyst, Jefferies LLC>>

Thank you and good afternoon everyone for those of you that have joined. Again I’m David Katz, gaming, lodging, and leisure analyst with Jefferies out of New York. I’m joined by my colleague out of the UK, James Wheatcroft. My counterpart covers the same areas. And our next discussion is Rush Street Interactive. We’re fortunate to have the CEO, Richard Schwartz; and the CFO, Kyle Sauers, who joined us this afternoon. Thank you for making the time both our listeners and the management team. Richard, what I think would be most productive is if you could spend a minute or two and just level set the group on RSI, where you are, what your most important issues are and how you’re positioned in everything that we’ve talked about for the past couple of days and the value chain.

<<Richard Schwartz, President>>

Sure. Well, it’s good to be here. Thank you. So Rush Street Interactive is a company that was established back in 2012 with a vision that legal online gaming will become legal in the U.S., and so we had a chance to sort of prepare for it by building up a technology stack that was proprietary with a goal of being ready for when the markets open.

And so, currently, we are operating in eight different markets in the Americas, seven in the United States: New Jersey, Illinois, Pennsylvania, Indiana, Iowa, New York on the retail side. And then we’re also live in South America, and Columbia is one of the leaders in that market, in that region. Our goal is to be a vertically integrated as a supplier/operator. So we are able to sort of control our destiny innovate, control our ability to be nimble fast to market. And the goal is to create a great user experience to the players who find our sites, stay with us.

And that’s something that I think we’ve had some success with as we’ve emerged now as sort of one of the leaders in the industry when it comes to the online casino revenues for Q3. Eilers & Krejcik have noted that we were the number one in online casino revenues in the country. And even when it comes to sports betting online, we are number three or four in the country. It appears as well from similar reports. So we feel like we’ve had a great foundation and a great success in some markets where we are leaders in some big markets. And we also have market access dealers in place for most of the other markets that are interesting for the future. And so, we feel we’re very well positioned for growth.

<<David Katz, Analyst, Jefferies LLC>>

When we look at the market today and the opportunity today, there’s varying views about igaming versus sports betting. And that landscape has entities that have arrived from different angles in some respects. Yours might be considered to have been born out of land-based casinos, which is not uncommon. But how do you see your positioning within sports betting versus igaming and one versus the other being kind of your lead capability if that’s a fair characterization?

<<Richard Schwartz, President>>

Sure. I’ll answer that. I think since as noted we are strong in both categories, but I think we have demonstrated in the casino space to have some unique capabilities and product performance has led to our results being as strong as they have been where our retention rates and ARPUs per player are really market leading. And so we have a great confidence that the casino category, which is one that I think was not invested in as much by some companies, and frankly even those who wished to invest in it, it’s a hard category to innovate in because it requires you to have your own engineering team and really understanding the psychology of the gambler in this category, which is very different than a sportsbook player. And so for us, we’re excited because we do think long-term the casino category will outpace the sportsbook category.

And we’re already seeing examples of that in markets like New Jersey, where in August, when all the sports leagues played at one-time, nearly 78% of the revenues came in that market from casino and only 22% relatively for sportsbooks. So you can see that in the market the same thing is happening in August in Pennsylvania with about 78% as well came from casino rather than sports. So we think when the markets have both, you’re going to see that attacks generated from casino is stronger. You’re going to see that online companies other than ourselves were also recognizing the value of legalizing online casino. And that’s going to have more lobbying efforts to legalize it.

And the third stakeholder besides the governments and the online operators lobby and the land-based operators, who are also now recognizing the opportunity for a diversification in a situation like COVID and the chance to get high margin royalties in some cases from market access dealers for online partners and what we’re seeing as – and you’ve also seen in New Jersey that last year when online casino is hitting record numbers, growth was also happening in the land-based business. You’re seeing that both markets carry each other. So for those reasons, we’re seeing that Michigan has legalized online casino. There’s efforts being made in other States that legalize only sportsbook today to also add online casinos such as Indiana and Iowa, Colorado, and even Illinois.

So I think there is a real opportunity in this market for additional States to legalize. And we saw it already happened in West Virginia as well. Last two years ago when started where only sportsbook was legal and then subsequently the legislator went back and added casino. And so, we think that trend is going to continue and be exacerbated even in a favorable way due to the COVID and the needs for States to generate revenues and the desire for these other operators to have online casino added to the mix.

<<David Katz, Analyst, Jefferies LLC>>

It begs the question that comes up pretty regularly around whether the regulatory hurdles in your view of for legalizing igaming are higher versus that of sports betting, right. One side of the argument would point to Tennessee right versus – or markets like that versus other land – or other land-based markets that can consider it a substitute or potentially cannibalizing an existing land-based business over time. Do you think that that’s fair? And is there any sort of data evidence to support the fact that it’s not so far?

<<Richard Schwartz, President>>

Well, I think, when it comes to regulatory, the price are relatively similar to regulate in terms of hardly even casino may be easier because there aren’t fixed events and things that are changing every day that may impact the ways categories are regulated. But when it comes to the political appetite in States, I think that’s probably, there is some variation in different parts of the country to adding casino versus sportsbook. Historically, we’ve seen that, but you’d have the same things in Europe as well for years where sportsbook added first in some markets and they add casino later, we saw it happened in West Virginia. They added it as a reference. We saw Michigan initially was going to sort of go with sportsbook and they added casino. And as I said, I think that the governments are – state governments really are looking for stronger tax spaces adding casino is a way not to just double tax base, but in some cases, if it reflects what we saw in August, it’s 75%, 80% increase relative to what you get without it.

So I think there’s a real appetite for the revenues now. And I think in general, you could see from the election last month that nearly every major initiative for gaming passed. And so, there is a greater appetite, I think, for the public, the voting public to support expansion of gaming. And I think there is no different here. So I think we’re seeing the trend is really going in the right direction. I’ve never in my career since 2001 at any of the election cycle or nearly everything, I think everything that I’m aware of that I was tracking won in a favorable way for the gaming industry. So I think there’s a real momentum in a way that there hasn’t been historically in the last 20 years.

<<David Katz, Analyst, Jefferies LLC>>

When you – as you built your capabilities as a B2B provider, right, how have you sort of built the defensible or competitive positioning, right. I mean, we’ve – if someone walked in having not spent any time on digital gaming, they would say I’ve seen a whole bunch and how do I tell the difference other than who’s getting wins.

<<Richard Schwartz, President>>

Right. I think the difference is really not just the wins in our opinion, but the results you see from the two things that matter most to be profitable long-term and have a solid foundation in this industry, which is your conversion and your retention. Everyone is going to do marketing deals to get and PR related deals and sponsorships to get players to visit a website or an app, but really the magic occurs. How many of those players become paying customers? And once they become paying customers, how many of those players are with you one year, three years, five years out in the future.

And you really can – the data doesn’t lie when you see that what – you have higher conversion rates, a higher retention rates, you’re going to be much more profitable and have a higher ARPU in retaining your players longer. And so, it really comes down to the quality difference in some folks at this point in time, probably can’t differentiate between two platforms just like if you saw the same automobile and you didn’t look at the engine, someone might not notice the difference. But if you open the engine, the one’s really spectacular ones, not so spectacular. You’re going to notice the difference and when you get in the car, you drive it then you’re going to really see the performance difference. So I think there’s some people in the industry right now that maybe aren’t necessarily able to differentiate in quality, which in platforms. Obviously, we think the differentiation is clear when you see the results. So when you see our market share in Pennsylvania, where in the casino space for between 35% and 40%, most of the last year, despite new entrants coming to the market, I think it says something about the stickiness of our user experience, retain the players that maybe speaks to quality of the tech platform.

So it’s a lot of little things that you build is not one thing where you say, hey, this is why it’s great. It’s a little bit like a great movie, a picture – a great Oscar winning best picture of the year, is not only because there’s a great director or great art or great screenplay or great actor or actresses, it’s really, everything has to work well together. And so we view this experience that we offer to be similar. You can’t just pinpoint one thing but it’s really having your own technology, innovating it, being nimble, being differentiated and constantly having a focus on improving the things that matter most of the business, which is conversion and retention rates.

<<David Katz, Analyst, Jefferies LLC>>

Now obviously people look at Rush Street Interactive and they see an affiliation with a land-based casino company and a very successful one at that. The presumption is that building a B2B business outside of those casinos is part of the definition of success on your part. Does that come up at all, does that affiliation, is it an aid or a hindrance as you go forward?

<<Richard Schwartz, President>>

I think early on, it was helpful to have some relationships in the industry when we were starting up. But I think it’s really important to make – to know that Rush Street Interactive is a completely separate entity from day one. It’s never been connected with Rush Street Gaming, its independent management team, other than our CEO who has some shared responsibilities, but the rest of our team is dedicated entirely to Rush Street Interactive.

And we do market rate deals in the cases of Illinois, Pennsylvania with the properties because there are other investors involved in the land-based properties in those states. And so when it comes to performance, we have done well in these markets, but it’s also a combination of a lot of reasons why, it’s true there is a database that we’re able to utilize, which is helpful.

Other casinos also have large databases and many times larger than our databases that have been helpful. But I think a lot of it comes down to getting an early start. We’ve been the first to launch before on the last markets that have legalized online sports betting. So, getting early, having a high quality product, having a high quality customer service, being disciplined, and ROI focused on marketing and really adding unique features in a way that players appreciate those gambling features that other sites don’t offer in many cases.

And so it’s a combination of things in New Jersey, we came in the market three years late with a brand new platform that was immature, a new operations team, no database of any meaningful size. And we competed and grew extremely fast and become one of the leaders in that market, despite not having any affiliation with a land-based property in New Jersey. In Pennsylvania, we did have an affiliation where we were – but we also were different. We were early, we had a larger marketing budget and we’ve had a mature product and a mature operation at that point. So I think it’s been helpful in those states, but I should know that it’s really just Illinois, Pennsylvania that have that land-based connection in that way.

In the other markets, we are B2C and we’ve had to go out and do deals in Iowa, Indiana, Colorado, Michigan, et cetera. And the same way we would, if we were any other company without the heritage, but I will also add that our understanding of the land-based player, how you converge the land-based player online. I think is extremely strong and something that we have a unique perspective on, that I think really helps us when it comes to partnerships with land-based partners.

<<David Katz, Analyst, Jefferies LLC>>

Just in terms of the overall strategy. And perhaps this is, one for Kyle to comment on also. We see a spectrum out there of strategies from investing heavily in customer acquisition at the early stage and trying to capture a first mover advantage versus a bit more conservative building one profitable brick at a time. Where on that spectrum would you put yourselves and why does that really make sense for you?

<<Kyle Sauers, Chief Financial Officer>>

Yeah, I appreciate you trying to draw me in, David. I’ll let Richard go first and then I add after he offers his comments.

<<Richard Schwartz, President>>

Well, I think we focus on what’s best for our business. We can’t really adjust our model or adjust what everybody else is doing because a lot of what we see in the industry may or may not be sustainable. What we try to do is build a long-term foundation that’s sustainable. And so by doing that, we are spending marketing more aggressively than we did in the past. But before we decided to spend more on marketing, we wanted to make sure that our unit economics were strong, meaning the conversion and retention rates, because it’s a lot easier in our view to spend money more efficiently in marketing, if you know the rest of your experiences right, whereas if you start to spend first and then fix your experience later, you’re going to be inefficient in a lot of ways.

And so I think one thing is, even in the markets like Illinois, Pennsylvania, the vast majority of our players are online, first players that are not in the land-based databases. So I think we’ve been able to sort of grow this business by being conservative on the marketing side while we built up the functionality and technology that we needed to be extremely competitive. Now, that we are going to be going through this transaction that we hopefully will be closing later this month. We are now prepared to have a larger marketing budget and a larger balance sheet that should allow us to be even more competitive on the marketing side than we have been in the past.

<<Kyle Sauers, Chief Financial Officer>>

Yeah. So I’ll throw on top of that. Just a lot more of the same, I think is that we will have a lot more flexibility with a more robust balance sheet. And you could argue that that some of the spending has been conservative up to this point, but I don’t think you can argue with the success of the growth and in new markets and being able to hold share in markets where others have invested more.

And I think we’re really proud of, as Richard has talked about a couple of times here, being able to attract and convert and retain users. And we’ve done that on a more modest budget, but I think the framework of how to do that in the right way, we can accelerate that and put more money behind it and be even more successful. So we’re really excited about the anticipation of getting this such transaction closed, having the additional funds available to accelerate that and see the returns on that in the coming years.

<<David Katz, Analyst, Jefferies LLC>>

Can I just ask the question about, the sort of these customer acquisition costs and lifetime values? I mean, I listened to, we’ve had lots of operates on last couple of days on this and stuff. The European companies that have got some prints in the U.S. and all – they all tell me that their customer acquisition costs are much more attractive than they thought they were going to be. That’s been their case since they’ve been here. They’re not seeing any ill discipline in the market around marketing spend and returns. Is that your experience of watching your competitors and what you’re experiencing yourselves, give us a feel for how acquisition costs have been for you, how varied against your original expectation and how you see them trending?

<<Richard Schwartz, President>>

Well, I think the challenge we’re just giving a short answer is that every state has different, so many different factors, whether casinos legal or not, how many competitors are in the market, how the tax rates in a market and just the adjacency other multiple media markets feeding into that one in it’s multiple markets. So, but I think at a high level and it’s also a difference between your acquisition costs for casino versus sports betting, I will say that I think that there’s a lot of money being spent by a lot of companies, for example, in New Jersey acquiring players.

So clearly, it’s a very intense competition, which simply drives a price as we have seen costs increase on sports betting type of acquisition marketing due to just the intensity of competition and everyone sort of knowing the same obvious places to spend money, if you want to advertise for a sports better, let’s maybe advertise during a NBA basketball games, an example.

So I think everyone knows that it’s not rocket science. So I think there’s more competition that creates higher prices. So I think it’s up to the operators to figure out the models that the balance between different channels. What I will say is that we’ve seen a lot of deals done where an operator might allocate a very large percentage of the marketing budget with a single media partner over the long-term.

We’ve purposely avoided those deals because we feel like you need to have a diversification of your channels. And we’re very nimble as a company and data driven. So we need to sort of be able to look every week and what’s working, what’s not working, ever seen one channel isn’t delivering the results that we hoped it would. We have the ability to change it without there being any consequences to it really beyond a very short-term, if you’re sort of committed long-term to the same partner, and you have a large part of your budget, committed to the same channel, that doesn’t give you the diversification that you may want to be able to invest is equally or more in other channels like affiliate and digital SEO, and paid search and TV, radio, billboards, et cetera.

So, I think that’s something that we’ve focused a lot on is not, not being extremely paid on one method, but being able to be nimble and change things up and not fishing the same lake over and over and over again. Because you knew at some point the quality and the quantity is not going to be there. So, we try to diversify and have a lot of different methods work. And so we’re very not over relying on a single source of traffic.

<<David Katz, Analyst, Jefferies LLC>>

And maybe, if I could ask about sort of some of the footprints and how that’s going to enlarge over time, the size of the markets, do you have a view on the size of the markets in the medium-term, long-term, any term and which areas you’re going to concentrate in. And then just think about the shape of these markets as you get into them, is it sitting again, in Europe, I’m hearing, year one loss-making, year two breakeven, year three target margin and what that target margin might be.

<<Richard Schwartz, President>>

Sure. I’ll start maybe, I’ll let Kyle should have jump in as well. I think a lot of companies right now are really heavily focused on the sports betting market, but we think ultimately, the casino market’s going to be larger and a larger total addressable market than the casino and the sports group will be. And by the way, the players in our database, who play casino spend three times more with us than a player play sports betting, and because pretty standard that you’ll see that the disparity.

So, in our view, the casino will be larger and there’s a lot of companies in the market that really don’t have a casino first strategy, they’re – really marketing strategies and even the branding and the products are really kind of aimed towards a cross-sell the sports better to a casino player, which by the way, we do that as well. But we also have a casino first strategy that appeals, for example, to female players that like to play online slots, which is a category that’s very, very significant in size in this country, in fact, its online slots may be competitive in terms of market size alone with the market of sports betting.

So, we think having a – our diversification of being strong and bold and having a product that appeals to females and males equally alike. In fact, our casino play volumes are as high of a high percentage of female players and most of the other companies you hear from. And so I think that’s a big part of our future strategy is to continue to appeal, to both strategies, sportsbook players, who convert to casino as well as casino first slot machine players, who maybe, aren’t going to want to visit a brand that doesn’t speak to them in terms of their gender or the type of products that are available there.

<<Kyle Sauers, Chief Financial Officer>>

Yeah. Maybe, just on the margin part of the question. We haven’t really given commentary around first-year investment, second-year breakeven, three year kind of harvesting target margin necessarily on the timeframes. I think we’ve demonstrated, as recently as Q3 being having an EBITDA close to $10 million that we can demonstrate profitability pretty quickly in some markets kind of maybe, referring back to the one of the previous questions. I think it’s likely that we will choose to invest more end markets that are opening up and some existing markets since we have more flexibility on the balance sheet. So that might change the cadence a little bit, but it also probably changes the ultimate returns that you get and the size of that profitability.

In terms of EBITDA margins, what we have talked about in our investor deck is, expectations of our B2C model being in kind of the low-30% type of range. Our B2B, B2C model being a little bit lower and probably, a blended margin in the mid-to-high 20% range as we get to maturity in end markets. Obviously, how that turns out in any given year is going to depend a lot on the cadence of how States go live and all the different parameters that Richard talked about, whether casinos involved and tax rates, and things like that.

<<David Katz, Analyst, Jefferies LLC>>

Maybe, I can just check [indiscernible] (24:44) and ask about Columbia, perhaps you could just give us a faith of saying what’s going in that market. That’d be great.

<<Richard Schwartz, President>>

Sure. Yeah. Now Columbia is the market that we decided to strategically to invest in many years ago as of market that we thought had some great potential in its own, right, would give us an entry point into the Latin America region. And of course, would also give us a chance to prepare early for the U.S. market for sports betting, not knowing when and if the powerful law would be returned which of course, it happened maybe, an earlier rate than many people envisioned. So, we’ve built at a time we – our senior teams spent a lot of time in that market. It’s not an easy market to get into, it’s complicated. A lot of the regulatory things are even more sophisticated in some ways and the backgrounds of companies involved there is very sophisticated, because of the history that company had, 20, 30 years ago, it’s a very stable economy.

It’s a very stable government there and has been a great success for us. There are about 18 operatives in the market. We came in there with really, the only U.S. company to enter the market, only company from the side of the headquartered, I think in this side of the – in this region. And we came in there with no assets, no existing database, no brand; no marketing did everything from scratch. And yet, we’ve grown now to be a clear number three, in that market in double-digits market share, the two largest companies are companies that owned between the two of them, I think 80% or 90% of the market from the day one, because they sort of have an existing databases and brands from prior work before legalization.

So, we’re growing at a very, very fast rate, and the business is becoming meaningful overtime for our company. And we anticipate being able to not just continue growing in that market, but leverage that investment in the localizing, the technology developing the relationships with the banks, the media companies, the affiliates, the whole – then it’s very complex, but now we have the relationships there and a track record of building retail shops that we need to betting in shops and all the things that go into that kind of a market when other markets, Argentina, Brazil, Mexico, on how markets that are in the process or legalized. We think we have a really big opportunity there. And frankly, we’d rather be in some of those markets and some of the U.S. markets, because they’re larger, there’s less competition casino typically is legal day one. And so it’s a tracking opportunity for our company. I think we’re as well, but as soon as anybody is in this part of the region to be able to capture market share as we have in Columbia and the other markets too.

<<David Katz, Analyst, Jefferies LLC>>

If I can jump back in just on the notion of customer acquisition costs versus what you expect long-term lifetime value of customers to be, how do you think about the ratio of those two, right? And what a sustainable or normalized run rate level it could be of lifetime value versus acquisition costs?

<<Richard Schwartz, President>>

Right. I was just thinking I want to pull up we have a slide; I think in our investment deck that I think is talked about that.

<<Kyle Sauers, Chief Financial Officer>>

Absolutely.

<<Richard Schwartz, President>>

Let me see if I can pull it up real quick. But what I’ll say is that New Jersey is an example where, if you have that highly handy, I haven’t seen it right here, but I know we have a slide, that kind of, I want to make sure we share stuff as public information that would be…

<<Kyle Sauers, Chief Financial Officer>>

Slide 27 in the deck, if you kind of get that.

<<Richard Schwartz, President>>

Not on the deck. So maybe, you want to share, maybe you could speak to that percentage there that we show?

<<Kyle Sauers, Chief Financial Officer>>

You’re talking about year three? Yeah, showing one exit five months to 2.7 for year one and 6.3 after year three.

<<Richard Schwartz, President>>

So, we’re showing us that that’s our return on invested capital. So, you’re seeing that in New Jersey, we’re acquiring players at a reasonable rate and within a year, we’re already generating 2.7 times return on that spend and you take it out to the longer period of time, which I think was it, you said just five years or three years?

<<Kyle Sauers, Chief Financial Officer>>

Three years, yeah.

<<Richard Schwartz, President>>

We get 6.3% after three years. So, it’s extremely considering how competitive the market is. And being the most competitive in the U.S. for us to get a 6% – over 6% return on our marketing spend is a validation. I think that our costs of acquisition are sensible, but also more importantly, that our ARPU was our average revenue per user and our lifetime values are extremely strong if we’re able to generate that. And I think we’ve compared ourselves, some other companies that have also publicly shared similar data, and we see that we compare very favorably to other companies in this space as well, who’ve shared similar data. So, I think those are the metrics that we care a lot about, which again, is your cost of acquisition over your long-term value, and we share that data publicly in that deck and what we just shared with you here. So that’s sort of how we look at it.

<<David Katz, Analyst, Jefferies LLC>>

Can you talk at all about the prospect of broadening your capabilities beyond just iGaming and traditional sports betting it, it may be obvious why – what the nature of the question is. But is horse racing something that you would contemplate getting involved in over time?

<<Richard Schwartz, President>>

Yeah. We think that as many products as you can offer to a consumer is better for the consumer and for the players. So, there are some players that will like to cross-sell between those different categories. So, I think offering a horse racing or offering poker or offering any other category of vertical is important. It is something that we have been looking at in for awhile, and considering all of our different options and strategies. And it’s something that I think as we mature as a business and as we will be involved in those other categories more aggressively than we are today. I do – I will say that, I do think that casino will still be the King after all that. And you still will have sportsbook being extremely strong too, but I do think there’s other categories that help you acquire players, retain players. And if you’re offering a horse bet that someone else is not able to offer, then it gives you an advantage of that player who wants to bet on the derby or wants to get on a another event during the year.

So, get us definitely something of interest for us. And again, because we have control of our technology platform and we have a great experience. We’ve actually integrated our sportsbook and our casino in a more, I think, seamless way than most other companies have, where it’s not just the pull from the same side, which everybody has. But it’s not just the same wallet, which everybody has. But what makes us unique to some degree is that we’ve actually integrated loyalty programs and the bonuses systems as well, and the bonus store that we’ve built ourselves and for the proprietary technology.

All of that is seamless different verticals. So, we add another vertical, call it horse racing. We’re able to apply that into existing infrastructure and bring bonusing, real-time bonusing, bonus store capability and the overall sort of loyalty program to all the verticals in a way that feels positive to players. So, you’re not sort of rewarding them differently based on different product categories or verticals.

<<David Katz, Analyst, Jefferies LLC>>

Just one other question that came in through the chat around the timeline for the SPAC merger, if you’re able to comment on whether that’s still a – this year discussion?

<<Kyle Sauers, Chief Financial Officer>>

Yeah. I’ll give an update there. And obviously, it’s always dependent on the SEC and the proxy and vote process, but we filed a proxy back in early October, October 9th, I think it was as is typical. You get comments from the SEC. And as you can see from our filings, we have had that happen two times and filed an updated proxy as of last Wednesday, I guess it was. So, anticipating a response from the SEC at some point about whether there’s additional comments or whether we’re cleared. And then we have a shareholder vote that is – and typically is around a two week process. So, I think this year is still in the cards and we’re hopeful, but obviously, can’t guarantee anything.

<<David Katz, Analyst, Jefferies LLC>>

Some of it appears to be at or beyond your control is what it sounds like?

<<Kyle Sauers, Chief Financial Officer>>

Yeah. So certainly, there’s pieces of it that are in our control. But not surprising, the SEC is a pretty busy organization right now as well.

<<David Katz, Analyst, Jefferies LLC>>

Last question, if I may, is that just the M&A landscape appears to be very active and I think indications are that it should remain pretty active, maybe not, in the next 30 days or so, but could you see yourselves being active, on the M&A front, are there certain capabilities or tuck-ins or things like that, that you could see yourself fancying and time.

<<Richard Schwartz, President>>

Yeah. We definitely think there’s opportunities to accelerate our business, whether it’s through new player acquisition through some marketing types of assets or digital assets, or whether it’s improving the scope as we talked about earlier, in terms of the product range and the product verticals, or even within the existing products to enhance a unique content that maybe, differentiates from what is otherwise available in the market. Those are all things that we’re looking at actively and we have a team of folks that are constantly reviewing.

So, I certainly think that post-closing, there are opportunities for us to do that. We did, we have referenced tuck-in acquisitions, that sort of one of the things that we expect to use some of the capital for. And so those are the things that we’ve been busy looking at opportunities for in the meantime.

<<David Katz, Analyst, Jefferies LLC>>

With that, I think we’ve come up on just a couple more minutes left in the session. I’m happy to, Richard and Kyle, let you have the floor, if there’s anything we didn’t raise that you’d like to address or close with before we part ways.

<<Richard Schwartz, President>>

Sure. I think, thanks first of all for the great questions. This has been an exciting panel chat. So, thanks for inviting us to be here. The company – there are a lot of companies that are focusing on this market right now, a lot of competition here. But we are company that leaves from day one to invest in the foundation the right way to build things the right way, not to take shortcuts, not to sort of increase performance by bonusing aggressively or marketing aggressively to the point where we’re inefficient.

The goal has been to build a business based on quality players, who are with us for the right reasons. You can hire, you can get a lot of players and we don’t really look at how many downloads an app has, because it’s irrelevant for performance, right. It’s – you can download it, never, you can be downloading from Hawaii, never playing. So, the key is to find players that attracts, visit your site that are actually have a propensity to want to be a paying customer in the future, make it easy for those players to sign up convert and make a first deposit, get them experiencing the customer service and the scope of content and betting that is available on the site and remove friction from every step of the way, so that if they have something that is challenging, that may or may not be an operator’s fault.

Sometimes it’s technology vendors that have problems and that it’s our fault, but to make sure that we are respecting their time and getting answers to them quickly, and you do the little things that make a difference to a gambler. We think the players notice these things and they pay attention. And if you have a quality of care and a unique product, that’s differentiated, you offer some things that you built like we have that are unique, that no one else in this industry offers her players and a players liked that feature. They’re going to stay with you maybe, because you have that and they’re not going to go switch around. And we prefer to have players that are a little more established aren’t as fickle, aren’t looking for Monday nights deal, then Tuesday nights deal and Wednesday nights deal and flipping from offer to offer, depending on whoever offers the best deal. Those really aren’t the customers that we target or we care much about retaining.

And so I think we have a sort of a different mindset and that we’re not looking for growth – for sake of growth. We’re looking at sustainable growth. And I think our story seeing where we’ve got our revenues gone from $16 million to $32 million to $64 million, and this year has gone. As we announced much higher to the guidance now for this year, with between $265 million and $275 million, our growth rate has been exceptionally fast and I think it comes down to players when they experience what we offer. They like it. And they trust us, because the little things that we do to make a difference in their experience and our expectations over time, that’s what earns the loyalty of the player, not the bonusing or all the PR things that come out. And the news, it’s more about the way we treat the players. And so that’s sort of a summary from my standpoint. I don’t know if Kyle has anything else to add.

<<Kyle Sauers, Chief Financial Officer>>

No. That’s great. Perfectly said.

<<David Katz, Analyst, Jefferies LLC>>

We really do thank you for participating. I know you have a really jammed schedule with the street and elsewhere obviously, a business to run. But interest has been quite high and we really, sincerely appreciate you participating. So, thanks all the best and best of luck and be safe and be well.

<<Kyle Sauers, Chief Financial Officer>>

Wish you the same too.

<<David Katz, Analyst, Jefferies LLC>>

Thanks a lot, guys.

<<Richard Schwartz, President>>

Thank you.

No Offer or Solicitation

This filing shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination and other transactions described herein or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, the Company filed a preliminary proxy statement with the SEC on October 9, 2020 and intends to file a definitive proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about RSI, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Niccolo de Masi.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Registration Statement on Form S-1, which was filed by the Company with the SEC on January 31, 2020 and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Niccolo de Masi. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

RSI and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the proposed Business Combination when available.

Forward-Looking Statements

This Schedule 14A includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and RSI’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and RSI’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and RSI’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and RSI following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of the Company, certain regulatory approvals or satisfy other conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on RSI’s business and/or the ability of the parties to complete the Business Combination; (6) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on the New York Stock Exchange following the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that RSI or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.